FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

        The disclosures under Item 8.01 - Other Matters below are incorporated by reference herein.

Item 8.01. Other Matters.

        This Form 8-K updates disclosures previously made by United States Cellular Corporation ("U.S. Cellular") on Form 8-K dated November 6, November 13, November 15, November 22 and December 8, 2006, January 12 and January 22, 2007 relating to the restatement of certain financial statements and delayed filing of its Quarterly Report on Form 10-Q ("Form 10-Q") for the period ended September 30, 2006.

        On November 6, 2006, U.S. Cellular disclosed that it will restate its financial results for each of the three years in the period ended December 31, 2005, including quarterly information for 2005 and 2004, and certain selected financial data for 2002. U.S. Cellular also disclosed that it will restate its Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 (collectively, "the restatements").

        As a result of the restatements, U.S. Cellular also disclosed that it would delay the filing with the Securities and Exchange Commission ("SEC") of its Form 10-Q for the period ended September 30, 2006.

        As previously disclosed, the restatements and delayed filings have resulted in defaults under a revolving credit agreement between U.S. Cellular and certain lenders and under certain forward contracts between a subsidiary of U.S. Cellular and a counterparty and in non-compliance with listing standards of the American Stock Exchange ("AMEX").

        U.S. Cellular previously received waivers under the revolving credit agreement and forward contracts, provided that U.S. Cellular files the restatements and Form 10-Q for the period ended September 30, 2006 by February 12, 2007. U.S. Cellular requested and received extensions of such waivers, provided that U.S. Cellular files the restatements and Form 10-Q for the period ended September 30, 2006 by March 14, 2007.

        It is necessary for U.S. Cellular to complete and file the restatements and its Form 10-Q for the period ended September 30, 2006 before it can complete and file its Form 10-K for the year ended December 31, 2006. Such Form 10-K is due on March 1, 2007, but such deadline can be effectively extended to March 16, 2007 by filing Form 12b-25 with the SEC on or prior to March 2, 2007. Although a Form 12b-25 will be filed by U.S. Cellular on or prior to March 2, 2007, U.S. Cellular may not be able to complete the Form 10-K for the year ended December 31, 2006 by the extended due date of March 16, 2007. The late filing of the Form 10-K for the year ended December 31, 2006 will result in defaults under the revolving credit agreement and forward contracts. Accordingly, U.S. Cellular received waivers pursuant to which such defaults would be waived, provided that U.S. Cellular files its Form 10-K for the year ended December 31, 2006 by the earlier of (a) 60 days after the filing of the Form 10-Q for the period ended September 30, 2006 or (b) May 14, 2007.

        It is necessary for U.S. Cellular to complete and file the restatements, its Form 10-Q for the period ended September 30, 2006 and its Form 10-K for the year ended December 31, 2006 before it can complete and file its Form 10-Q for the quarter ending March 31, 2007. Such Form 10-Q is due on May 10, 2007, but such deadline can be effectively extended to May 15, 2007 by filing a Form 12b-25 with the SEC on or prior to May 11, 2007. Although a Form 12b-25 will be filed with the SEC on or prior to May 11, 2007, U.S. Cellular may not be able to complete the Form 10-Q for the quarter ending March 31, 2007 by the extended due date of May 15, 2007.

The late filing of the Form 10-Q for the quarter ending March 31, 2007 would result in defaults under the U.S. Cellular revolving credit agreement and forward contracts. Accordingly, U.S. Cellular received waivers pursuant to which such defaults would be waived, provided that U.S. Cellular files its Form 10-Q for the quarter ending March 31, 2007 by the later of (a) May 15, 2007 or (b) the earlier of (i) 45 days after the filing of the Form 10-K for the year ended December 31, 2006 or (ii) June 28, 2007.

        U.S. Cellular previously received an extension to regain compliance with the AMEX listing standards until February 12, 2007. On February 12, 2007, the AMEX granted U.S. Cellular an extension until March 14, 2007 to regain compliance with AMEX listing standards. U.S. Cellular will be in compliance with such listing standards when it files the restatements and its Form 10-Q for the period ending September 30, 2006. However, U.S. Cellular will cease to be in compliance with such standards if it does not file its Form 10-K for the year ended December 31, 2006 by the extended due date of March 16, 2007 or its Form 10-Q for the period ending March 31, 2007 by the extended due date of May 15, 2007. In such event, U.S. Cellular will seek extensions from the AMEX at such time.

        On February 12, 2007, U.S. Cellular and its parent company, Telephone and Data Systems, Inc., issued a joint press release relating to the foregoing, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

        (d)   Exhibits:

        In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

        Attached as Exhibit 99.2 is a safe harbor cautionary statement under the Private Securities Litigation Reform Act of 1995.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: February 12, 2007

By:	/s/ Stephen T. Campbell

Stephen T. Campbell
Executive Vice President - Finance, Chief Financial Officer, Treasurer and Controller

EXHIBIT INDEX The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description
99.1	Press Release issued February 12, 2007
99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement